Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Riverview Acquisition Corp.  (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-255116)  of our report dated March 3, 2021 except for Note 9 which is dated April 7, 2021, the Warrant Instruments in Note 2 and the Warrant Amendments in Note 6 and Note 9, as to which the date is June 29, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of February 18, 2021 and for the period from February 4, 2021 (inception) through February 18, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
July 22, 2021